EXHIBIT 99.1

FOR RELEASE: IMMEDIATELY	Media Contact:	Steve Galpin, Jr.
(908) 298-7415
	Investor Contact:	Alex Kelly
(908) 298-7436
SCHERING-PLOUGH REPORTS FINANCIAL RESULTS
FOR 2005 FOURTH QUARTER, FULL YEAR
2005 Called a Pivotal Year; Turnaround Continues
KENILWORTH, N.J., Jan. 30, 2006 — Schering-Plough Corporation (NYSE: SGP) today reported financial results for the 2005 fourth quarter and full year.
     “2005 was a pivotal year for Schering-Plough,” said Fred Hassan, chairman and CEO. “We began our Turnaround phase. We achieved our goal of growing revenues and earnings. Looking ahead, we continue on track to build Schering-Plough into a company with the strength and breadth to deliver long-term high performance. We are moving from survive mode into thrive mode.”
     For the 2005 fourth quarter, Schering-Plough reported net income available to common shareholders of $104 million or 7 cents per common share. GAAP net sales for the period totaled $2.3 billion, up 6 percent versus the 2004 fourth quarter. Schering-Plough does not record sales of its cholesterol joint venture with Merck & Co., Inc., as this venture is accounted for under the equity method. Including an adjustment of an assumed 50 percent of global cholesterol joint venture net sales (see note and table below), Schering-Plough’s adjusted net sales for the fourth quarter of 2005 would have totaled $2.7 billion, an increase of $318 million or 13 percent, as compared to $2.4 billion on a similar adjusted basis in the fourth quarter of 2004.
     These results represent the fifth consecutive quarter of GAAP net sales growth and the fourth consecutive quarter of higher earnings for the company, on a year-over-year basis and excluding special items.
     Citing the growth of key products such as REMICADE, PEG-INTRON, NASONEX and TEMODAR, Hassan said, “Schering-Plough is building product depth and strength. We are also building strength in product flow. We continue to carefully manage our costs, as we invest for the future.” Hassan also noted that completing the company’s consent decree obligations with the U.S. Food and Drug Administration (FDA) during the fourth quarter was a “monumental achievement.” He added, “Our people executed with excellence, and our work to upgrade our infrastructure continues.”

     Hassan cited the performance of the cholesterol franchise as a key accomplishment of 2005. Managed in partnership with Merck & Co., Inc., the cholesterol franchise comprises VYTORIN (ezetimibe/simvastatin) and ZETIA (ezetimibe). As a franchise, the two products combined have passed the 14 percent share level of new prescriptions in the U.S. cholesterol management market (based on December 2005 IMS data). VYTORIN has continued to gain share in the U.S. market, benefiting from having unrestricted (2nd tier or better) status on managed care formularies for more than 80 percent of covered lives. ZETIA sales continue to grow even as VYTORIN grows its market share.
     Cholesterol joint venture sales in 2005 totaled $2.4 billion worldwide, double what they were the year before, reflecting the steady growth of VYTORIN, launched in the United States in the 2004 third quarter, and of ZETIA. In 2005, global franchise sales of VYTORIN and ZETIA each exceeded $1 billion.
     Hassan noted that the competitive health care environment is likely to remain highly challenging and fluid, with important factors that include the U.S. Medicare Part D drug benefit and the expected loss of patent protection for two competing cholesterol products in the United States in mid-2006. “We are building a special capability at Schering-Plough to respond to these and other challenges with innovation, speed and flexibility,” said Hassan. “We aspire to continue being the company delivering the most positive change of any in our peer group, as we work to deliver our Turnaround and advance our six- to eight-year Action Agenda for transformational change.”
     The Turnaround phase is the third of five phases of the company’s Action Agenda, which was announced in the spring of 2003. The Turnaround phase began in October 2005 and is expected to run for 12 to 18 months. Steps launched in earlier phases to repair and strengthen the company’s infrastructure, systems and business practices will continue in the Turnaround phase.
Key performance indicators for Schering-Plough in 2005 included:

•	Driving growth of the cholesterol franchise to capture the No. 2 position in the U.S. cholesterol management market (based on December 2005 new prescriptions, IMS data);

•	Successfully launching PEG-INTRON and REBETOL combination therapy in Japan for treating hepatitis C;

•	Strengthening the company’s scientific discovery and development capabilities while advancing compounds in the research pipeline, including such potential therapies as vicriviroc, a CCR5 receptor antagonist for HIV in treatment-experienced patients; an oral protease inhibitor for treating hepatitis C virus infection; and an oral thrombin receptor antagonist to prevent thrombotic vascular events;

•	Broadening the company’s research and product portfolio through business development and licensing actions, including exercising rights to develop and commercialize golimumab with Centocor Inc., acquiring assets of NeoGenesis Pharmaceuticals and acquiring exclusive U.S. rights to INTEGRILIN from Millennium Pharmaceuticals, Inc.;

•	Gaining new product regulatory approvals and additional indications, including approvals for ASMANEX in the United States, NOXAFIL in the European Union (EU), TEMODAR for a first-line brain cancer indication in the United States and EU, additional U.S. indications for AVELOX, the new indication of psoriasis for REMICADE in the EU, and additional indications for PEG-INTRON/REBETOL combination therapy in the EU and Japan;

•	Reporting to the FDA the completion of all 212 significant steps and 30 validation actions by Dec. 31, 2005, as required under the consent decree (subject to certification by an external third party and review and approval by FDA); and

•	Improving the company’s financial flexibility through the repatriation of funds under the American Jobs Creation Act of 2004.
Fourth Quarter 2005 Results
Schering-Plough reported net income available to common shareholders of $104 million in the 2005 fourth quarter or 7 cents per common share compared with a net loss available to common shareholders in the 2004 period of $856 million or 58 cents per share. The net loss available to common shareholders and loss per share in the 2004 fourth quarter reflected a tax provision of $807 million, or 55 cents per share, relating primarily to the American Jobs Creation Act of 2004.
     Fourth quarter 2005 GAAP net sales of $2.3 billion were 6 percent higher than the 2004 period. The sales increase was driven by the growth of prescription pharmaceuticals, led by PEG-INTRON, REBETOL, NASONEX and REMICADE. The sales growth versus 2004 includes a 3 percent unfavorable impact from foreign exchange.
     The company noted that GAAP net sales do not include sales of the cholesterol products marketed in partnership with Merck, as the company accounts for the cholesterol joint venture under the equity method as described below. Global cholesterol joint venture net sales, which include VYTORIN and ZETIA, totaled approximately $755 million in the 2005 fourth quarter compared to net sales of $400 million in the comparable 2004 period. U.S. cholesterol joint venture net sales for the 2005 period totaled $611 million versus $333 million in 2004. VYTORIN has now been launched in more than 20 countries, and ZETIA in more than 60 countries. Overall, the company shares in approximately 50 percent of the profits of the joint venture with Merck, although there are different profit-sharing arrangements for the cholesterol products in countries around the world. There is a separate comarketing agreement with Bayer for ZETIA in Japan, where the product is currently under regulatory review. Accordingly, including an adjustment of an assumed 50 percent of global cholesterol joint venture net sales, Schering-Plough’s adjusted net sales for the fourth quarter of 2005 would have totaled $2.7 billion, an increase of $318 million or 13 percent, as compared to $2.4 billion on a similar adjusted basis in the fourth quarter of 2004.
     The company utilizes the equity method of accounting for its cholesterol joint venture with Merck. Under the equity method, the company records its share of the income from operations (which includes milestones earned from Merck) in “Equity income from cholesterol joint venture.” “Equity income from cholesterol joint venture” for Schering-Plough totaled $268 million in the 2005 fourth quarter versus $98 million in the fourth quarter of 2004. The increase in equity income reflected the quarter’s strong sales performance for VYTORIN and ZETIA. The company noted that it incurs substantial costs, such as selling, general and administrative costs, that are not reflected in “Equity income from cholesterol joint venture” and are borne by the overall cost structure of Schering-Plough.
     Fourth quarter 2005 GAAP net sales of Prescription Pharmaceuticals, which do not include sales of the cholesterol joint venture, totaled $1.9 billion, up 10 percent, including an unfavorable impact from foreign exchange of 3 percent.
     Among prescription products posting higher sales in the 2005 fourth quarter was REMICADE, up 19 percent to $251 million. REMICADE is a treatment for immune-mediated inflammatory disorders that Schering-Plough markets in countries outside the United States (excluding Japan and certain Far East markets) for rheumatoid arthritis, early rheumatoid arthritis, psoriatic arthritis, Crohn’s disease, ankylosing spondylitis and plaque psoriasis. REMICADE sales were higher primarily due to greater demand, expanded indications and continued market growth.
     Sales of the company’s PEG-INTRON and REBETOL hepatitis C products rose substantially in the 2005 fourth quarter, driven by higher sales in Japan as a result of the December 2004 launch of the PEG-INTRON and REBETOL combination therapy. In Japan, PEG-INTRON has become the leading interferon therapy prescribed for the treatment of hepatitis C. Fourth quarter global sales of PEG-INTRON were up 55 percent to $214 million. Global sales of REBETOL were up $45 million to $94 million in the 2005 fourth quarter.
     Sales of TEMODAR, a treatment for certain types of brain tumors, grew 7 percent to $160 million due to increased utilization for treating newly diagnosed glioblastoma multiforme (GBM), which is the most prevalent form of brain cancer. In Japan, TEMODAR was granted a priority review of the regulatory application to treat malignant glioma in the 2005 fourth quarter. Also reporting higher sales in the quarter was CAELYX, for the treatment of ovarian cancer, metastatic breast cancer and Kaposi’s sarcoma, up 13 percent to $46 million, largely as a result of increased use in treating ovarian and breast cancer.

     In the company’s prescription respiratory business, global NASONEX sales rose 27 percent to $185 million, with U.S. sales climbing 42 percent to $115 million and international sales climbing 8 percent to $70 million, mostly due to greater U.S. and international market share versus the 2004 period.
     Global CLARINEX sales in the fourth quarter of 2005 were $139 million, down 14 percent. In the United States, CLARINEX continued to experience reduced market share in a declining market. As a result, U.S. sales decreased 30 percent to $76 million. Sales of CLARINEX outside the United States rose 16 percent to $63 million in the fourth quarter due to market share gains. International sales of prescription CLARITIN rose 5 percent to $85 million in the fourth quarter.
     Fourth quarter 2005 Consumer Health Care sales decreased 9 percent to $198 million. The decline was largely due to lower sales of CLARITIN-D and other OTC products containing the decongestant pseudoephedrine (PSE), reflecting the continued adverse impact of restrictions on retail sales of PSE-containing OTC products. Sales of OTC CLARITIN decreased $21 million, or 29 percent, to $54 million. Sales of sun care products increased $3 million to $20 million, benefiting from the successful launch of COPPERTONE CONTINUOUS SPRAY sun care products. Sales of foot care products decreased $4 million to $75 million.
     Animal Health sales decreased 4 percent to $222 million, reflecting lower sales of cattle products and an unfavorable impact from foreign exchange of 3 percent.
     The company’s gross margin was 64.9 percent for the 2005 fourth quarter compared with 62.1 percent in the 2004 period. The improvement stemmed primarily from product mix and supply chain process improvements, partly offset by the impact of the restructured agreement for INTEGRILIN, which became effective Sept. 1. The company’s gross margin is not impacted by results of operations of the cholesterol joint venture, as these results are reflected in equity income. Schering-Plough noted that its ongoing focus on operational excellence in all key functions continues to affect the overall cost structure of the company.
     Selling, general and administrative expenses rose 9 percent to $1.1 billion in the fourth quarter of 2005 versus the prior year, primarily reflecting increased selling expenses in Europe to support the continued launch of ZETIA and VYTORIN, and increased promotional spending.
     Research and development spending for the 2005 fourth quarter totaled $474 million, an increase of 17 percent compared to the fourth quarter of 2004. The company expects R&D spending to continue to reflect the progression of the early-stage pipeline and increased clinical trial activity.

Full-year 2005 Results
Schering-Plough reported full-year 2005 GAAP net sales were $9.5 billion, up 15 percent versus 2004. Contributing 4 percent to the sales increase were sales for AVELOX, CIPRO and other products under the Bayer agreement, which became effective in October 2004. Including an adjustment of an assumed 50 percent of global cholesterol joint venture net sales, Schering-Plough’s adjusted net sales for 2005 would have totaled $10.7 billion, an increase of $1.8 billion or 21 percent, as compared to $8.9 billion on a similar adjusted basis in 2004. The higher sales on an adjusted basis were largely due to the strong growth of the cholesterol franchise combined with solid performance in six of the company’s top 10 prescription products, where double-digit sales growth was recorded versus 2004.
     Net income available to common shareholders totaled $183 million in 2005 or 12 cents per common share compared with a net loss available to common shareholders in 2004 of $981 million or a loss of 67 cents per share. The 2004 period included a tax provision of $779 million relating primarily to the American Jobs Creation Act.
Recent Developments
The company also offered the following summary of recent significant developments, including:
•	Reported the favorable ruling in a West Virginia jury trial related to reimbursement by West Virginia’s Medicaid program of certain asthma products sold by Warrick Pharmaceuticals, the company’s generic subsidiary. In the favorable verdict, the jury agreed with the company’s position that, in connection with reporting Average Wholesale Price (AWP), the company complied with all applicable laws and regulations governing the reimbursement rules in West Virginia. (Announced Dec. 7, 2005)

•	Submitted a New Drug Application (J-NDA) in Japan to the Ministry of Health, Labor and Welfare (MHLW) seeking marketing approval of TEMODAL Capsules for the treatment of malignant glioma. The MHLW agreed to conduct a priority review of the J-NDA to satisfy an unmet medical need in Japanese patients. (Announced Nov. 1, 2005)

•	Continued a Phase II study with its investigational CCR5 receptor antagonist, vicriviroc, in treatment-experienced HIV patients. A Phase II study of vicriviroc in combination with Combivir in treatment-naïve HIV patients was discontinued. The decision to discontinue the study in treatment-naïve patients was due to a return of detectable virus in some patients late in therapy compared to the control regimen of Combivir and Sustiva, a current standard of care for treatment-naïve patients living with HIV. The decision was not based on hepatotoxicity or other significant safety issues in patients receiving vicriviroc in the study. (Announced Oct. 27, 2005)

•	Received a positive opinion from the Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Agency (EMEA) recommending approval of an expanded indication for REMICADE to include treatment of moderately to severely active ulcerative colitis (UC) in adults who have had an inadequate response to conventional therapies. (Announced Jan. 30, 2006)

•	Gained U.S. approval for a new indication for the once-daily, broad-spectrum antibiotic AVELOX — treatment of complicated intra-abdominal infections (cIAI) in adults. Available in tablet and intravenous formulations, AVELOX was developed by Bayer Pharmaceuticals Corporation and is marketed in the United States by Schering-Plough. (Announced Nov. 30, 2005)

•	Announced that Schering-Plough’s Board of Directors unanimously agreed to two corporate governance enhancements. First, to recommend to shareholders that the company’s charter and bylaws be amended to provide for the annual election of directors. A shareholder vote on this matter will be included on the agenda for the 2006 annual meeting of shareholders. Second, to revise its corporate governance guidelines to provide that, should a director receive a majority of votes cast at a meeting as “withhold votes,” then the director will submit an offer to resign to the Nominating and Corporate Governance Committee, which will determine what action is best for the company in light of the then current facts and circumstances. The revisions to the corporate governance guidelines will be finalized prior to the 2006 annual meeting of shareholders. (Announced Dec. 15, 2005)
Fourth Quarter 2005 Conference Call and Webcast
Schering-Plough will conduct a conference call today at 8 a.m. (EST) to review the 2005 fourth quarter results. To listen live to the call, dial 1-877-565-9664 or 1-706-634-5003. A replay of the call will be available starting at approximately 11 a.m. on Jan. 30 through 5 p.m. on Feb. 5. To listen to the replay, dial 1-800-642-1687 or 1-706-645-9291 and enter the conference ID #3070787.
     A live audio webcast of the conference call also will be available by going to the Investor Relations section of the Schering-Plough corporate Web site, www.schering-plough.com, and clicking on the “Presentations/Webcasts” link. A replay of the webcast will be available starting at approximately 11 a.m. on Jan. 30 through 5 p.m. on Feb. 28.
NOTE: Adjusted net sales, defined as GAAP net sales plus an assumed 50 percent of global cholesterol joint venture net sales, is a non-U.S. GAAP measure used by management in evaluating the performance of the company’s overall business. The company believes that this performance measure contributes to a more complete understanding by investors of the overall results of the company. The company provides this information to supplement the reader’s understanding of the importance to the company of its share of results from the operations of the cholesterol joint venture.
     Net sales (excluding the cholesterol joint venture net sales) is required to be presented under U.S. GAAP. The cholesterol joint venture’s net sales are included as a component of income from operations in the calculation of the company’s “Equity income from cholesterol joint venture.”
DISCLOSURE NOTICE: The information in this press release includes certain “forward-looking” statements within the meaning of the Securities Litigation Reform Act of 1995, including statements relating to the company’s plans, its progress under the Action Agenda and anticipated timing regarding future performance of the Action Agenda, business prospects, anticipated growth, trends in performance, and the potential of certain products including VYTORIN and ZETIA. Forward-looking statements relate to expectations or forecasts of future events and not to historical information. Actual results may vary materially from the company’s forward-looking statements and there are no guarantees about the performance of Schering-Plough stock or Schering-Plough’s business. A number of risks and uncertainties could cause results to differ from forward-looking statements, including the market viability of the company’s (and the cholesterol joint venture’s) marketed and pipeline products;possible changes in business strategies and the ability to successfully implement those business strategies; general market and economic factors; regulations and legislation; label/use changes and concerns of prescribers or patients relating to Schering-Plough products, other companies’ products or pharmaceutical products generally; existing and new manufacturing issues that may arise; trade buying patterns; patent positions; litigation and investigations; and instability or destruction in a geographic area important to the company. For further details of these and other risks and uncertainties that may impact forward-looking statements, see Schering-Plough’s Securities and Exchange Commission filings, including the company’s 8-K being filed today. The company does not assume any obligation to update any forward-looking statement.
     Schering-Plough is a global science-based health care company with leading pharmaceutical products. Through internal research and collaborations with partners, Schering-Plough discovers, develops, manufactures and markets advanced drug therapies to meet important medical needs. Schering-Plough’s vision is to earn the trust of the physicians, patients and customers served by its more than 30,000 people around the world. The company is based in Kenilworth, N.J., and its Web site is www.schering-plough.com.
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SCHERING-PLOUGH CORPORATION
Report for the fourth quarter and twelve months ended December 31 (unaudited):
(Amounts in millions, except percentages and per share figures)

	Fourth Quarter			Twelve Months
	2005	2004	%	2005	2004	%

Net Sales	$2,324	$2,184	6	$9,508	$8,272	15
Cost of Sales	815	829	(2)	3,346	3,070	9
Selling, General and Administrative	1,114	1,026	9	4,374	3,811	15
Research and Development a/	474	406	17	1,865	1,607	16
Other (Income)/Expense, Net	(5)	33		5	146
Special Charges b/	2	15		294	153
Equity Income from Cholesterol Joint Venture	(268)	(98)		(873)	(347)

Income/(Loss) Before Income Taxes	192	(27)		497	(168)
Income Tax Expense c/	66	807		228	779

Net Income/(Loss)	$126	$(834)		$269	$(947)

Preferred Stock Dividends	22	22		86	34

Net Income/(Loss) Available to Common Shareholders	$104	$(856)		$183	$(981)

Diluted Earnings/(Loss) per Common Share	$0.07	$(0.58)		$0.12	$(0.67)

Average Common Shares Outstanding — Diluted.	1,487	1,473		1,484	1,472

Actual Number of Common Shares Outstanding at December 31	1,479	1,474		1,479	1,474
The Company noted that it incurs substantial costs related to the cholesterol joint venture, such as selling, general and administrative costs, that are not reflected in the “Equity income from cholesterol joint venture” and are borne by the overall cost structure of Schering-Plough.
a/ Research and development for the twelve months ended December 31, 2005 includes an R&D payment of $124 million, before a tax benefit of $6 million, to Centocor, Inc. for the Company’s exercise of its right to develop and commercialize golimumab, a fully human monoclonal antibody being developed as a therapy for the treatment of rheumatoid arthritis and other immune-mediated inflammatory diseases. Research and development for the twelve months ended December 31, 2004 includes an $80 million upfront payment in conjunction with the licensing from Toyama Chemical Company Ltd. of garenoxacin, a quinolone antibiotic in development.
b/ Special charges for the full year 2005 includes an addition of $250 million to the Company’s litigation reserves relating to the Massachusetts investigation and the previously disclosed investigations and litigation relating to the company’s practices regarding average wholesale price by the Department of Justice and certain states. Special charges for the twelve months ended December 31, 2004 included $119 million of employee termination costs, as well as $27 million of asset impairment charges and $7 million of closure costs primarily related to a small European research-and-development facility.
c/ Tax expense for the three and twelve months ended December 31, 2005 primarily related to foreign tax expense as the Company did not recognize the benefit of U.S. tax operating losses. The Company’s full year tax provision includes a benefit of approximately $42 million related to tax expense recorded in 2004 related to planned earnings repatriations under the American Jobs Creation Act (AJCA). This adjustment of tax expense associated with repatriation under the AJCA was the result of an IRS Notice issued by the U.S. Treasury in August 2005. In the fourth quarter of 2004, the Company recorded the estimated charge associated with the repatriation of funds under the American Jobs Creation Act.
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SCHERING-PLOUGH CORPORATION
Report for the period ended December 31 (unaudited):
GAAP Net Sales by Major Product:
(Dollars in Millions)

	Fourth Quarter			Twelve Months
	2005	2004	%	2005	2004	%

GLOBAL PHARMACEUTICALS	$1,904	$1,737	10	$7,564	$6,417	18
Remicade	251	212	19	942	746	26
PEG-Intron	214	138	55	751	563	33
Nasonex	185	145	27	737	594	24
Temodar	160	150	7	588	459	28
Clarinex / Aerius	139	162	(14)	646	692	(7)
Rebetol	94	49	93	331	287	15
Claritin Rx *	85	80	5	371	321	16
Integrilin	71	81	(12)	315	325	(3)
Avelox	68	44	55	228	44
Intron A	66	79	(16)	287	318	(10)
Subutex	49	50	(2)	197	185	6
Caelyx	46	40	13	181	150	21
Cipro	33	43	(24)	146	43
Elocon	32	42	(24)	144	168	(14)
Other Pharmaceuticals	411	422	(3)	1,700	1,522	12

CONSUMER HEALTH CARE	198	217	(9)	1,093	1,085	1

OTC	103	121	(15)	556	578	(4)

OTC Claritin	54	75	(29)	394	419	(6)

FOOT CARE	75	79	(5)	333	331	1

SUN CARE	20	17		204	176	16

ANIMAL HEALTH	222	230	(4)	851	770	11

CONSOLIDATED NET SALES	$2,324	$2,184	6	$9,508	$8,272	15

*	Includes international sales of Claritin Rx only. Canadian sales of Claritin are reported in the OTC Claritin line within Consumer Health Care.

NOTE:	Additional information about U.S. and international sales for specific products is available by calling the company or visiting the Investor Relations Web site at http://ir.schering-plough.com.

SCHERING-PLOUGH CORPORATION
Reconciliation of Non-U.S. GAAP Financial Measure
Adjusted net sales, defined as net sales plus an assumed 50 percent of global cholesterol joint venture net sales.

(Dollars in millions)	Three-Months Ended December 31 (unaudited)
	2005	2004

Net Sales, as reported	$2,324	$2,184

50 percent of cholesterol joint venture net sales a/	378	200

Adjusted net sales	$2,702	$2,384

(Dollars in millions)	Twelve-Months Ended December 31 (unaudited)
	2005	2004

Net Sales, as reported	$9,508	$8,272

50 percent of cholesterol joint venture net sales a/	1,195	586

Adjusted net sales	$10,703	$8,858

a/ Total net sales of the cholesterol joint venture for the three months ended December 31, 2005 and 2004 were $755 million and $400 million, respectively. Total net sales of the cholesterol joint venture for the twelve months ended December 31, 2005 and 2004 were $2.4 billion and $1.2 billion, respectively.
NOTE: Adjusted net sales, defined as net sales plus an assumed 50 percent of global cholesterol joint venture net sales, is a non-U.S. GAAP measure used by management in evaluating the performance of the company’s overall business. The company believes that this performance measure contributes to a more complete understanding by investors of the overall results of the company. The company provides this information to supplement the reader’s understanding of the importance to the company of its share of results from the operations of the cholesterol joint venture. Net sales (excluding the cholesterol joint venture net sales) is required to be presented under U.S. GAAP. The cholesterol joint venture’s net sales are included as a component of income from operations in the calculation of the company’s “Equity income from cholesterol joint venture.” Net sales of the cholesterol joint venture do not include net sales of cholesterol products in non-joint venture territories.
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